Exhibit 99(a)(20)

Non-binding unofficial English translation for information purposes only. Original in French.

A corporation with a share capital of 15,820,442 euros

Registered office: 3, esplanade du Foncet

92442 Issy les Moulineaux Cedex (FRANCE)

Nanterre Trade and Companies Register number 391 838 042

NOTICE CALLING THE SHAREHOLDERS’ MEETING

OF DECEMBER 8, 2008

All Wavecom shareholders are hereby notified that a combined general shareholders’ meeting has been scheduled for December 8, 2008 at 10 A.M. at the Club Confair, 54, rue Laffite, 75009 Paris in order to discuss the following agenda:

GENERAL SHAREHOLDERS’ MEETING AGENDA

•	approval of the measures adopted by the Company in favor of the chief executive officer as set forth in Article L. 225-42-1 of the French commercial code,

•

special distribution of one (1) euro per share of the Company’s share capital as of the date of the general shareholders’ meeting to be distributed out of the additional paid-in capital (compte prime d’émission),

•

authorization of the Company’s Board of Directors to continue the share repurchase program or reduce the share capital through the cancellation of treasury shares while any tender offer is open for the shares of the Company.

EXTRAORDINARY SHAREHOLDERS’ MEETING AGENDA

•

delegation of authority to the Company’s Board of Directors in order to (i) issue and grant warrants to shareholders existing at the time of and prior to the expiration of any tender offer for the Company’s shares, such warrants issued under the provisions of L. 233-32 and L. 233-33 of the French commercial code which would entitle each shareholder to purchase one or more ordinary shares on preferential terms, and (ii) define such terms (including, among other things, any conditions for exercise and exercise price) of such warrants,

•	authorization given to the Company’s Board of Directors to increase the share capital of the Company through the incorporation of reserves, profits or additional paid-in capital,

•

delegation of authority to the Board of Directors in order to increase the share capital in favor of those employees taking part in the Company savings plan established pursuant to L. 3332-1 of the French labor code, and

•	implementation of double voting rights with respect to the Company’s shares and the corresponding modification of Article 8 of the By-Laws.

Non-binding unofficial English translation for information purposes only. Original in French.

RESOLUTIONS

General Shareholders’ Meeting Resolutions

First resolution

Approval of the commitments made by the Company to the chief executive officer as set forth in Article L. 225-42-1 of the French commercial code

The general shareholders’ meeting, having met the requisite quorum and majority rules set forth for such meetings,

having reviewed and acknowledged the report prepared by the Board of Directors and the special report prepared by the statutory auditors,

notes the conclusions rendered in the special report prepared by the statutory auditors, and approves, in accordance with article L. 225-42-1 of the French commercial code, those modifications undertaken with regards to Mr. Ronald Black.

Second resolution

Special distribution

The general shareholders’ meeting, having met the requisite quorum and majority rules set forth for such meetings,

having reviewed and acknowledged the report prepared by the Board of Directors,

noting the losses carried forward of 61,995,024.83 euros,

decides first to allocate the entire balance brought forward to the additional paid-in capital which will decrease to 78,381,320.96 euros after such allocation,

decides thereafter the special distribution of one (1) euro per share of those shares comprising the Company’s share capital as of the date of this general meeting,

specifies, for information purposes only, that this special distribution shall be for a total amount of 15,820,442 euros provided that the number of issued shares (15,820,442 shares) remains unchanged between September 30, 2008 and the date of this general meeting, decides to distribute this amount from the additional paid-in capital of the Company which shall be reduced by the corresponding amount,

decides that the amount not distributed to treasury shares shall remain in the additional paid-in capital,

Non-binding unofficial English translation for information purposes only. Original in French.

decides to attribute 1,773,938 euros also from the additional paid-in capital to an unavailable reserves account under the name “Additional paid-in capital – special distribution” (Réserve indisponible – distribution exceptionnelle”) for payment, in accordance with article L. 228-99-2 of the French commercial code, of the shares underlying stock options, warrants and founders’ warrants (excluding any bonds convertible and/or exchangeable for newly issued or existing shares (the “OCEANEs”) outstanding as of the date of this general meeting (the amount may be modified in the event that any such option or other security is exercised or any options or convertible securities have been issued between September 30, 2008 and the date hereof), it being specified that the amount to be placed in the unavailable reserves shall be decreased at such time as any option or other security expires, specifies that the terms and conditions of the OCEANES and unvested free shares shall be adjusted in accordance with their respective terms.

Third resolution

Authorization to continue the share repurchase program and the cancellation of treasury shares

The general shareholders’ meeting, having met the requisite quorum and majority rules set forth for such meetings,

having acknowledged the Board of Director’s report as well as the terms and conditions set forth in the ninth (share repurchase program) and tenth (cancellation of treasury shares) resolutions taken during the general shareholders’ meeting on May 14, 2008, in accordance with article L. 233-32 of the French commercial code,

authorizes the Board of Directors to continue said share repurchase program while any tender offer is open for the Company, including during the current Gemalto cash tender offer for Company shares and OCEANES, authorizes the Board of Directors to cancel all of part of such treasury shares while any tender offer is open for the Company, including during the current Gemalto cash tender offer for Company shares and OCEANES.

Extraordinary Shareholders’ Meeting Resolutions

Fourth resolution

Delegation of authority to the Company’s Board of Directors in order to issue warrants (bons d’offre) to existing shareholders

The extraordinary shareholders’ meeting, having met the requisite quorum and majority rules set forth for ordinary shareholders’ meetings,

having reviewed and acknowledged the report prepared by the Company’s Board of Directors and the special report prepared by the statutory auditors,

Non-binding unofficial English translation for information purposes only. Original in French.

delegates the authority to the Company’s Board of Directors in order to (i) issue and grant for free to shareholders existing at the time of and prior to the expiration of any tender offer, warrants issued under the provisions of L. 233-32 and L. 233-33 of the French commercial code which would entitle each shareholder to purchase one or more ordinary shares on preferential terms, and (ii) define such terms (including, among other things, any conditions for exercise and exercise price) of such warrants, decides that the total nominal amount of the capital increase resulting from the issuance of such warrants shall not exceed 31,640,884 euros and that the total amount of any such warrants to be issued may not exceed the number of shares comprising the Company’s share capital at the date upon which such warrants are issued, decides that this delegation of authority may only be used during a tender offer for the Company (including during the current Gemalto cash tender offer for Company shares and OCEANEs),

decides that the Company’s Board of Directors is hereby granted all the necessary power and authority to implement, in accordance with applicable law, this delegation of authority and any formalities connected thereto, decides that the present delegation of power shall become effective as of the adjournment of this shareholders’ meeting and shall remain effective for a term of 18 months beginning as of the date of this shareholders’ meeting.

Fifth resolution

Authorization given to the Company’s Board of Directors to increase the Company’s share capital through the incorporation of reserves, profits or additional paid-in capital

The extraordinary shareholders’ meeting, having met the requisite quorum and majority rules set forth for ordinary shareholders’ meetings,

having reviewed and acknowledged the report prepared by the Board of Directors,

in accordance with articles L. 225-129-2 and 225-130 of the French commercial code,

delegates to the Company’s Board of Directors the power to decide, within the terms set forth in this resolution, to increase the Company’s share capital, in one or several capital increases at such time(s) and in such manner as it deems necessary through the issue of free shares to existing shareholders, an increase in the par value for the Company’s shares, or implementation a combination of these two measures by incorporating all or part of the reserves, profits or additional paid-in capital of the Company into its share capital, limited to an aggregate maximum amount of 31,640,884 euros. The maximum has been set (i) independently and distinctly from any such capital increase provided for in the authorization in the sixth resolution hereto, and (ii) does not include the par value of the shares to be issued by the Company pursuant to any adjustments made in accordance with applicable law or pursuant to contractual provisions such as anti-dilution rights of any securities or securities convertible into shares (including any founders’ warrants),

Non-binding unofficial English translation for information purposes only. Original in French.

specifies, insofar as is necessary, that this delegation of authority may be used while a tender offer is open for the Company (including during the current Gemalto cash tender offer for Company shares and OCEANES), specifies that the total amount of any capital increase performed in relation hereto may not, in any event, exceed the amount contained in the reserves, profits or additional paid-in capital that exist at the time of such capital increase, decides that, in the event that the Board of Directors uses this delegation, in accordance with article L. 225-130 of the French commercial code, that the rights which create fractional shares shall not be tradable or assignable and that the corresponding equity securities shall be sold. The proceeds generated from the sale shall be allocated to the holders of such rights within the time limit determined by applicable law, grants to the Company’s Board of Directors, all the powers necessary to implement this delegation. To this end, the Company’s Board of Directors shall, in its sole discretion, determine the amount to be incorporated in the share capital, to set the terms and conditions of each capital increase particularly in the event of an increase in the par value of the existing shares, determine the effective date of any increase in par value or, in the event of a distribution of free shares, the date upon which such shares vest, and generally, have all the necessary power and authority to implement, in accordance with applicable law, this delegation and any formalities in relation to a capital increase, delegates all necessary power and authority to the Company’s Board of Directors to set the terms and conditions for the issuances, set the maximum amount of such issuances, define the type and class of securities to be offered and to determine an effective date, even prior to the issuance, of any shares issued pursuant hereto, decides that the present delegation shall remain effective for a term of 26 months beginning as of the date of this shareholders’ meeting.

Sixth Resolution

Delegation to the Company’s Board of Directors authorizing a share capital increase reserved for employee participants in the Company savings plan

The general shareholders’ meeting, having met the requisite quorum and majority rules set forth for extraordinary shareholders’ meetings,

after having reviewed the Board of Directors’ report and the special report prepared by the statutory auditors,

in accordance with the provisions of French commercial code article L. 225-129-6 and French labor Code articles L. 3332-18 et seq.,

delegates to the Company’s Board of Directors the power to increase the share capital, at one or more times, based solely on its own deliberations, by issuance of ordinary shares reserved for, directly or through a enterprise mutual fund (fonds commun de placement d’entreprise), participants in a savings plan pursuant to articles L. 3332-1 et seq. of the French labor code, which would be available to employees of the Company and affiliated companies as defined in article L. 225-180 of the French commercial code and who satisfy criteria which would be set by the Board of Directors (hereinafter “Group Employees”),

Non-binding unofficial English translation for information purposes only. Original in French.

sets the maximum nominal amount for the shares issued under this resolution at 1,000,000 euros,

decides that the price for any such issuance shall be determined by the Company’s Board of Directors in accordance with the provisions set forth in article L. 3332-19 of the French labor code,

specifies, that this delegation of authority may be used during a tender offer for the Company (including during the current Gemalto cash tender offer for Company shares and OCEANES),

decides, as a result, to cancel the preferential subscription rights granted to the shareholders under article L. 225-132 of the French commercial code and to reserve said ordinary share subscription for the Group Employees, sets the validity of this delegation at 18 months beginning from the date of this shareholders’ meeting,

Seventh Resolution

Institution of double voting rights

The general shareholders’ meeting, having met the requisite quorum and majority rules set forth for extraordinary shareholders’ meetings,

after having reviewed the Board of Directors’ report,

decides to grant double voting rights, as defined in article L. 225-123 of the French commercial code, to all fully paid-up shares which have been held for at least two years by the same shareholder in registered form, specifies that, starting from the next shareholders’ meeting, this double voting right will benefit all fully paid-up shares which have been held for at least two years by the same shareholder in registered form, decides, as a result, to modify article 8 of the by-laws “Rights and obligations attached to the shares” as follows :

“Article 8 – Rights and obligations attached to shares – double voting rights

8.1 Rights and obligations attached to shares

With the exception of double voting rights described hereafter, the rights and obligations remain attached to the share and are transferred to whoever may own the share.

Non-binding unofficial English translation for information purposes only. Original in French.

The property of a share is necessarily associated with the adhesion of the shareholder to the Company’s By-Laws, and to the decisions of the shareholders meetings.

In addition to the voting right provided for by law, each share grants a right to a share in the Company’s profits, and the liquidation premium in proportion to the number of shares and the face value of the existing shares.

Each time it shall be necessary to hold several shares or securities in order to exercise a right, the shareholders will make their own business of grouping the necessary number of shares or securities.

In accordance with the conditions provided for by article L.228-19 of the French Commercial Code, the company may request to purchase back either the totality of its own preferred shares without voting rights or certain categories of them, each category being determined by the date of issuance.

8.2 Double voting rights

The voting rights attached to all other shares given the proportion of share capital such shares represent are doubled for all those shares which are fully paid-up and which have been held for at least two years by the same shareholder in registered form,

In case of a capital increase by incorporation of reserves, benefits or additional paid-in capital, registered shares granted for no consideration to a shareholder based on existing shares for which the shareholder benefits from such double voting rights, will also have a double voting rights.

Each share converted to bearer form or for which title is transferred loses the double voting right. Nonetheless, transfer by inheritance, liquidation of communal marital property or gifts between living persons for the benefit of a spouse or parent as the donee does not cause the loss of the right and does not interrupt the two-year time period required by the present article.

The merger of the Company does not affect the double voting rights which can be exercised with respect to the absorbing company, if the by-laws of this company so allow.”

—ooOoo—

Any request by a shareholder to place a proposal on the agenda which complies with the provisions set forth in article R. 225-71 of the French commercial code must be addressed, as required by law, to the Company headquarters and sent via registered mail no later than five (5) after the publication of this notice. Each such request must be accompanied by a certificate of shareholding.

Before any such proposal shall be considered, the authors of such request must provide new proof of their shareholding as of December 3, 2008 at midnight CET.

Non-binding unofficial English translation for information purposes only. Original in French.

Each shareholder, regardless of the number of shares he/she holds, has the right to attend the shareholders’ meetings, to be represented by another shareholder of his/her designation attending such meeting, his/her spouse or to vote by mail.

The right to participate in the shareholders’ meetings is governed by applicable laws and regulations in force at the time that such meeting is held. Such right is subject to the shares being properly registered three business days before such meeting is to be held (in this case December 3, 2008 at midnight CET) in the name of the shareholder or broker/intermediary either directly on the Company’s stock register or in the books of a duly authorized intermediary/broker.

The inscription or registration of the shares on the books maintained by intermediaries/brokers must be proven by an affidavit provided by such intermediary/broker (electronic proof may be provided in accordance with article R.225-61 of the French commercial code), containing:

•	the mail-in voting form,

•	proxy form,

•	admission card in the name of the shareholder or on behalf of the shareholder duly represented by a registered broker/intermediary.

A certificate of eligibility shall be provided to any shareholder who wishes to physically attend a shareholders’ meeting and who has not received an attendance card by midnight CET on December 3, 2008.

Each shareholder may obtain a form from his/her respective broker/intermediary allowing him/her to vote via mail or to be represented at the shareholders’ meeting.

The affidavit as well as the relevant forms must be sent by the broker/intermediary to:

BNP Paribas Securities Services

GCT Emetteurs

Assemblées

Immeuble Tolbiac

75450 Paris Cedex 09

The mail-in voting forms shall not be counted towards any decision unless they have been correctly completed and have arrived at the Company headquarters or at its representative’s address, at least three calendar days before the meeting discussing such decisions is to take place. Any shareholder who has voted by mail will not have the right to personally participate at the shareholders meeting nor be represented by any third person of his/her designation.

Written questions may be submitted no later than four (4) business days before such shareholders’ meeting is set to take place, in this case December 2, 2008 and should be sent to:

•	the Company’s headquarters by registered mail addressed to the Chairman of the Board of Directors, or

•	to the following e-mail address: questions.assemblee@wavecom.com

Non-binding unofficial English translation for information purposes only. Original in French.

Written questions must be submitted along with a certificate proving share ownership, either recorded on the books under the name of the shareholder or in the name of bearer.

Each document to be distributed during a shareholders’ meeting shall be placed at the disposition of the shareholders at the Company headquarters for a determined period of time, in accordance with applicable law.

This meeting notice shall serve as a notice to attend in so far as no further modifications or resolutions shall be proposed nor other changes made to the agenda.

The Board of Directors